TELOR OPHTHALMIC PHARMACEUTICALS, INC.
                          (A Development Stage Company)

         Statement Re: Computation of Net Loss per Common Share (note 1)
                                   (Unaudited)

                                                    Three Months   Three Months
                                                       Ended          Ended
                                                      March 31       March 31
                                                        1995           1996
                                                    -----------    -----------

Net loss                                            $(1,720,271)   $  (513,560)
                                                    ===========    ===========

    Weighted average shares
        of common stock outstanding                     774,163        785,621

    Dilutive effect of common stock equivalents:
        Effect of common stock options (note 2)            --             --
                                                    -----------    -----------

    Weighted average number of common shares
        outstanding                                     774,163        785,621
                                                    ===========    ===========


    Net loss per common share                       $     (2.22)   $      (.65)
                                                    ===========    ===========

Notes:

1. All information shown is the same on both a primary and fully diluted basis.

2. The impact of common stock options has not been included as inclusion would be antidilutive.